Exhibit 6.18
WHOLESALE LICENSE AGREEMENT
THIS WHOLESALE LICENSE AGREEMENT (this “Agreement”) is made and entered into as of the 12th day of January, 2017, by and between kathy ireland WorldWide, a California corporation (“Licensor”), and I|M 1, LLC, a California limited liability company (“Licensee”).
WITNESSETH
WHEREAS, Licensor is, and for many years has been, engaged in the creation, design, development, improvement and branding of various products and, by virtue of its many years in the business and the excellence of its branded products, Licensor has acquired a valuable reputation and good will for itself and its branded products; and
WHEREAS, Licensor desires to license to Licensee the mark, intellectual property and other rights in connection with “I|M1”and all trade names, trademarks and service marks related to such intellectual property, including any derivatives, modifications and goodwill associated with the same; and
WHEREAS, Licensee desires to sublicense the Marks pursuant to license agreements with third parties for the manufacture, marketing and sale of products utilizing the Marks (“Sublicense Agreements” or “Sublicense Agreement”);
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, as well as other good and valuable consideration to Licensor in connection herewith and other agreements being entered into concurrently herewith, the parties hereto agree as follows:
1.
License of Marks.
(a)
Exclusive, Royalty Free Grant of Rights Pursuant to a Sublicense Agreement. Subject to any restrictions set forth herein, Licensor hereby grants to Licensee an exclusive, royalty free right and license to use, assign and sublicense the Marks anywhere in the world pursuant to a Sublicense Agreement, and to cause the manufacture, marketing and sale of any products sold under or otherwise using the Marks to be manufactured, marketed or sold pursuant to a Sublicense Agreement. For purposes hereof, “Marks” shall mean all trade names, trademarks and service marks now used or registered by Licensor or which Licensor may use or register during the term of this Agreement in any countries of the world with respect to the Marks set forth on Exhibit A, attached hereto and made a part hereof, including any derivatives, modifications and goodwill associated therewith.
(b)
No Rights in Licensor’s Other Intellectual Property. Licensee agrees not to use, assign or sublicense, during the term of this Agreement or at any time thereafter, any other trademark, service mark, trade or business name or other intellectual property of Licensor (other than those included in the Marks).

(c)
Licensor Approval of Sublicense Agreements. Prior to entering any Sublicense Agreement between Licensee and any other party for the sublicense, assignment or transfer of any rights to the Marks, Licensee must obtain the written consent of Licensor to such Sublicense Agreement, which may be withheld at Licensor’s sole discretion.
(d)
Jurisdiction Registrations. Each party shall have the right anywhere in the world to file and prosecute to issuance at its own expense applications for letters patent or registrations of trade names, trademarks or service marks relating to the Marks, but in any such event the application or registration shall be in the name of Licensor and Licensor shall be the sole owner of any such letters patent, trade names, trademarks or service marks, subject only to the terms of this Agreement; provided, however, that before taking any action under this subparagraph, Licensee shall notify Licensor of its intention to do so, and Licensor shall have the right within sixty days after such notice at its own expense to take such action or any other action it deems necessary or which may be lawfully available, in which event Licensee shall not proceed to take the proposed action set forth in its notice. Each party will keep the other fully informed of its activities with respect to the filing of patent applications or registering trade names, trademarks or service marks in connection with the Products. In the event that Licensor determines not to take necessary measures to maintain any such letters patent, trademarks, service marks or trade names, Licensor shall notify Licensee of such determination in writing and, thereafter, Licensee shall have the right, at its own expense, to take any such measures as may by it be deemed advisable to maintain such coverage; provided, however, that Licensee shall not thereafter be obligated to maintain such coverage.
2.
Sales Promotion; Brand Development.
Licensee agrees at all times to use efforts reasonably consistent with its resources to promote and develop the sale of the products under any Sublicense Agreements. Licensee will work diligently to conduct market research and design support and to develop a merchandise strategy and business plan for the Brand development representing the Marks.
3.
Duration and Termination.
(a)
10 year-term. This Agreement shall be effective as of the date first written above and remain in force and effect until the tenth anniversary of the date first written above, unless earlier terminated as hereinafter provided.
(b)
 Termination Events. Licensor shall have the right to immediately terminate this Agreement by notice of termination to the Licensee upon any of the following, unless Licensor consents to such action or event: (i) Licensee terminates or removes any officers or appoints additional officers, (ii) if Level Brands, Inc. (“Level”) ceases to be the Manager of Licensee and any new Manager is appointed without Licensor’s approval, or (iii) if Level competes with, or invests in businesses that competes with Licensee.

(c)
Mutual Consent. This Agreement may be terminated at any time by mutual consent of both parties.
(d)
Bankruptcy. In the event of governmental expropriation of a substantial portion of the business of either party or in the event of an appointment of a receiver, trustee, liquidator, assignee, custodian, sequestrator or the like of either party hereto or of a substantial part of such party’s property or in the event that either party hereto shall (i) be dissolved or liquidated (except as an incident to a permitted merger or consolidation), (ii) apply or consent to the appointment of or the taking of possession by a receiver, trustee, liquidator, assignee, custodian, sequestrator or the like of itself or of a substantial part of its property, (iii) become bankrupt or insolvent, (iv) make a general assignment for the benefit of creditors, (v) file a petition in bankruptcy or a petition or answer seeking reorganization with creditors or to take advantage of any insolvency law or an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization under any insolvency or similar law; then and upon the occurrence of any of such events, this Agreement may be cancelled and terminated immediately by the other party by giving notice of termination to the first party.
(e)
Effect of Termination. No termination of this Agreement pursuant to any cause whatsoever shall release either party from liability to the other party with respect to any payments of monies already accrued, any liabilities arising under the provisions hereof. Termination of this Agreement shall not terminate any Sublicense Agreements, which shall terminate in accordance with their terms.
4.
Assignment.
This Agreement may not in whole or in part be assigned, voluntarily or by operation of law, or otherwise transferred to others by either party without the written consent of the other party.
5.
Governing Law.
This Agreement shall be governed by and construed and interpreted in all respects in accordance with the laws of the State of California to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance. Licensee hereby submits to the jurisdiction of the courts of the State of California and of the United States of America.
6.
General.
(a)
This Agreement shall be binding upon the parties hereto, and their respective successors and assigns.
(b)
This Agreement may be modified at any time or from time to time only by the written agreement of both parties.
(c)
The failure of either party to require performance by the other party of any provision hereof, or to enforce any remedies it may have against the other party, shall in no way affect the right thereafter to enforce this Agreement and require full performance by the other party. The waiver by either party of any breach of any provision of this Agreement shall not constitute a waiver of any succeeding breach of that provision or of any other provision.

(d)
Neither party hereto shall, through any affiliated person, corporation, organization or entity or otherwise, do anything indirectly which it is prohibited hereunder from doing so directly.
(e)
The parties agree that Licensee is an independent contractor. Under no circumstances shall Licensee be considered to be an agent, employee, partner or representative of Licensor or otherwise attempt to bind Licensor.
(f)
Except as otherwise expressly provided herein, if any provisions of this Agreement shall be adjudicated to be invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such part shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable. Any such deletion or amendment shall apply only where the court rendering the same has jurisdiction.
(g)
This Agreement cancels and supersedes all previous agreements, written or oral, between the parties hereto relating to the subject matter hereof and constitutes the entire agreement between the parties hereto, and there are no understandings, representations or warranties expressed or implied not specifically set forth herein.
(h)
This Agreement may be executed in any number of counterparts each of which shall be an original and taken together shall constitute one and the same instrument.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers and their corporate seals to be hereunto affixed.
[CORPORATE SEAL]
kathy ireland WorldWide

By:/s/ Stephen Roseberry
Title:President

[CORPORATE SEAL]
I|M 1, LLC, by its Manager, Level Brands, Inc.

By:/s/ Martin A. Sumichrast
Martin A. Sumichrast, CEO

Exhibit A

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“I|M1”
o
Serial No. 87-035,341, application by kathy ireland WorldWide.
o
Publication Date November 16, 2016; Filing Date May 12, 2016.

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“I’M1”

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“Ireland Men”

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“Ireland Men One”

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“I’M” and “I|M”

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“Ireland Meharey”

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“Intelligent Millennials”

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“Intelligent Moms”